UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2023

Atreca, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38935	27-3723255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 East Hamilton Avenue, Suite 100 Campbell, California		95008
(Address of Principal Executive Offices)		(Zip Code)

(650) 595-2595

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BCEL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The Asset Purchase Agreement

On December 22, 2023, (the “Execution Date”) Atreca, Inc., a Delaware corporation (the “Company”), and Immunome, Inc. (“Purchaser”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) pursuant to which Purchaser will acquire certain of the Company’s preclinical monoclonal-antibody (mAb) assets in oncology (the “Asset Sale”), which will constitute substantially all of the Company’s assets. Immunome is not purchasing any platform-related assets of Atreca. Pursuant to the Asset Purchase Agreement, Purchaser will pay to the Company an aggregate purchase price of up to $12,500,000 in cash, with $5,500,000 due to the Company at the closing of the Asset Sale (the “Closing”) and up to $7,000,000 due upon the achievement of certain clinical-based milestone events set forth in, subject to the terms and conditions of, a Contingent Value Rights Agreement substantially in the form attached as Exhibit D to the Asset Purchase Agreement (the “CVR Agreement”).

The Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement have been unanimously approved by the board of directors of the Company (the “Board”). The Asset Purchase Agreement, the Asset Sale and other transactions contemplated by the Asset Purchase Agreement must also be approved by the Company’s stockholders, as a condition to the closing.

The Asset Purchase Agreement contains customary representations, warranties, conditions and covenants, including covenants (i) concerning the conduct of business by the Company prior to the Closing and (ii) prohibiting the Company and its representatives from soliciting, initiating or knowingly inducing, encouraging or facilitating any competing acquisition proposal, subject to certain limited exceptions. In addition, the Company and Purchaser have agreed to use their best efforts to consummate the Asset Sale and other transactions contemplated by the Asset Purchase Agreement.

The Company will prepare and file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) and, subject to certain exceptions, the Board will recommend that the Asset Purchase Agreement be adopted by the Company’s stockholders at a special meeting of the Company’s stockholders (the “Board Recommendation”). However, subject to the satisfaction of certain terms and conditions, the Company and the Board, as applicable, are permitted to take certain actions which may, as more fully described in the Asset Purchase Agreement, include changing the Board Recommendation as a result of an intervening event if, and among other things, the Board has concluded in good faith after consultation with its financial advisors and outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Board’s fiduciary duties to the Company’s stockholders under applicable law.

Each party’s obligation to consummate the Asset Sale is also conditioned upon certain other customary closing conditions, including the accuracy of the other party’s representations and warranties as of the Closing, subject, in certain instances, to certain materiality and other thresholds, the performance by the other party of its obligations and covenants under the Asset Purchase Agreement in all material respects, obtaining the requisite stockholder vote, the delivery of certain related ancillary documents by the other party and the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale. The Company has also agreed to indemnify Purchaser from and against any losses due to breaches of the Company’s representations, warranties and covenants contained in the Asset Purchase Agreement and certain other liabilities, with Purchaser’s recovery for such losses to be limited to its right of set-off against any Milestone Payments subsequently payable to the Company and subject to certain specified limitations.

The Asset Purchase Agreement contains certain customary termination rights in favor of each of the Company and Purchaser, including Purchaser’s right to terminate the Asset Purchase Agreement if the Board changes the Board Recommendation. In addition, subject to customary exceptions, the Asset Purchase Agreement may be terminated by either party if the Closing has not occurred by the six-month anniversary of the Execution Date, subject to extension in certain specified circumstances. In connection with a termination of the Asset Purchase Agreement by Purchaser under specified circumstances, including due to a change in the Board Recommendation or the failure of the Company’s stockholders to approve the Asset Purchase Agreement, the Company will be required to reimburse Purchaser for its reasonable, documented out-of-pocket fees and expenses, up to a maximum of $500,000, incurred in connection with the transactions contemplated by the Asset Purchase Agreement.

The Asset Purchase Agreement has been included as an exhibit hereto solely to provide investors with information regarding its terms. It is not intended to be a source of financial, business or operational information about the Company. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for the purposes of the Asset Purchase Agreement as of the dates specified therein and solely for the benefit of the parties to the Asset Purchase Agreement. In addition, the representations, warranties and covenants contained in the Asset Purchase Agreement may be subject to qualifications and limitations agreed upon by the parties in connection with negotiating the terms of the Asset Purchase Agreement, including the Company’s representations, warranties and covenants being qualified by confidential disclosure schedules made for the purpose of allocating contractual risk amongst the parties as opposed to establishing such matters as facts, and may further be subject to certain standards of materiality applicable to the parties that differ from those applicable to investors. As a result, investors should not rely on the representations, warranties and covenants included in the Asset Purchase Agreement, or any descriptions thereof, as characterizations of the actual state of facts or condition of the Company and its business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the terms of the Asset Purchase Agreement is not complete and is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Support Agreement

In connection with the execution of the Asset Purchase Agreement, the Company and Purchaser entered into a stockholder support agreement (the “Support Agreement”) with the Company’s officers, directors and certain stockholders holding approximately 7.94% of the outstanding shares of the Company’s common stock. The Support Agreement provides that, among other things, each of the parties thereto has agreed to vote or cause to be voted all of the shares of the Company’s capital stock owned by such stockholder in favor of adopting and approving the Asset Purchase Agreement, and approving the Asset Sale, the Dissolution (as defined below) and other transactions contemplated by the Asset Purchase Agreement and any and all other agreements entered into in connection with the Asset Sale at the Company stockholders’ meeting to be held in connection therewith and against any proposal made in opposition to, or in competition with, or would otherwise be reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Asset Sale, Asset Sale, the Dissolution (as defined below) and other transactions contemplated by the Asset Purchase Agreement and any and all other agreements entered into in connection with the Asset Sale.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Contingent Value Rights Agreement

The Asset Purchase Agreement contemplates that prior to the Closing, the Company and a duly qualified rights agent reasonably agreeable to the Company to enter into the CVR Agreement, pursuant to which each stockholder of the Company as of the applicable record date shall be entitled to one contractual contingent value right issued by the Company, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of common stock held by such holder. The contingent value rights shall entitle the holders thereof to receive up to $7,000,000 in cash in the aggregate upon the achievement of certain clinical-based milestone events set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement. The contingent value rights are not transferable, except in certain limited circumstances as will be provided in the CVR Agreement, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading on any exchange.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the form of the CVR Agreement, which is attached as Exhibit D to the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2023, the Company entered into a first amendment to the amended and restated employment agreements (collectively, the “Amendments”) with each of John A. Orwin, the Company’s President, Chief Executive Officer and member of our Board, Tito A. Serafini, Ph.D., Chief Strategy Officer and member of our Board, and Courtney J. Phillips, General Counsel and Corporate Secretary (collectively, the “Executive Officers”). The Amendments are effective as of December 19, 2023.

Pursuant to the terms of their respective employment agreements, the Executive Officers are entitled to additional severance benefits in connection with the Asset Sale, as the Asset Sale meets the definition of a Change in Control (as such term is defined in their respective employment agreements). In light of the Company’s planned Dissolution (as such term is defined below), pursuant to the Amendments, the employment agreements of the Executive Officers have been amended to provide that such additional severance benefits will only be payable after stockholders of the Company have received a minimum liquidating distribution pursuant to the Plan of Dissolution (as such term is defined below) of at least $0.05 per share, and all obligations of the Company have been paid, reserved or otherwise resolved under applicable law, as determined by the Board in its discretion.

The foregoing summary is qualified in its entirety by reference to the text of the Amendments, copies of which are filed as Exhibits 10.2, 10.3, and 10.4, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On December 26, 2023, the Company issued a press release announcing the entry into of the Asset Purchase Agreement described by Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference into any filing of the Company, whether made before, on or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information contained in Item 7.01 of this Current Report on Form 8-K Report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 8.01	Other Events.

On December 19, 2023, and in connection with the approval of the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement, the Board approved the liquidation and dissolution of the Company (the “Dissolution”). The Dissolution will occur pursuant to a Plan of Dissolution (the “Plan of Dissolution”).

Based on the Company’s current cash and cash equivalents as of December 15, 2023 and a review of the Company’s estimated operating expenses and future estimated liabilities, including reasonable provision for expenses of liquidation and potential, contingent or unknown liabilities as required by Delaware law, as of the date of this Current Report on Form 8-K, if the Asset Sale is consummated, for which the Company will receive upfront consideration of $5,000,000, the Company currently estimates that the aggregate amount of an initial liquidating distribution to its stockholders will be between $0.05 and $0.07 per share of Class A common stock and Class B common stock (based on 32,908,634 shares outstanding of Class A common stock and 6,715,441 shares outstanding of Class B common stock as of December 15, 2023 plus an estimate of 37,500 shares of Class A common stock issuable upon the accelerated vesting and settlement of restricted stock units in connection with the closing of the Asset Sale), plus the Company will be deemed to have distributed to its stockholders contingent value rights that afford the opportunity to realize additional value of up to $0.17 per share if certain clinical-based milestone events are achieved within the time period described in the CVR Agreement. If the Asset Sale Proposal is not consummated, the Company does not foresee any funds being available for distribution to its stockholders.

The Company intends to make this initial distribution as soon as practicable following the filing of a certificate of dissolution with the Delaware Secretary of State as creditor claims and contingent liabilities are paid or settled; however, the Company is unable to predict the precise amount or timing of the initial distribution or of any additional liquidating distributions following the initial liquidating distribution. The timing and amount of the initial distribution and any such additional liquidating distributions will depend upon the actual expenses incurred, the timing of the resolution of matters for which the Company has established the contingency reserve, the amount to be paid in satisfaction of such contingencies, the achievement of certain clinical-based milestone events within the time period described in the CVR Agreement, obligations and provisions during the liquidation and winding-up process, as well as its ability to convert its remaining assets to cash. Any liquidating distributions from the Company will be made to its stockholders according to their holdings of Class A common stock and Class B common stock as of the date the Company files a certificate of dissolution, which shall be the date on which the Company closes its stock transfer books and discontinues recording transfers of its Class A common stock and Class B common stock except for transfers by will, intestate succession or operation of law.

The Asset Purchase Agreement, the Asset Sale, and the Dissolution are subject to the Company’s stockholder approval. The Company intends to file a proxy statement with the SEC with respect to a special meeting of the Company’s stockholders, at which meeting the Company’s stockholders will be asked to, among other items, consider and approve the Asset Purchase Agreement, the Asset Sale, and the Dissolution pursuant to the Plan of Dissolution, a copy which will be attached to the proxy statement, following the completion of the Asset Sale. In connection with the stockholder meeting, on December 22, 2023, holders of the Company's Class B common stock elected to increase the beneficial ownership limitation applicable to the conversion of such shares of Class B common stock into shares Class A common stock from 4.99% to 19.99% of the Company’s total voting power (the “Adjusted Beneficial Ownership Limitation”), with such election to become effective on the 61st day following the election (the “Conversion Date”). In addition, holders of the Company's Class B common stock elected to convert their shares of Class B common stock into shares of Class A common stock on and as of the Conversion Date, subject to the Adjusted Beneficial Ownership Limitation.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” which include, but are not limited to, all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future, or the completion or effects of the Asset Sale and the Plan of Dissolution. In some cases, these statements include words like: “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The Company’s expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the ability of the parties to consummate the Asset Sale, satisfaction of closing conditions precedent to the consummation of the Asset Sale, potential delays in consummating the Asset Sale, the portion of the cash consideration subject to the achievement of certain clinical development milestones, the ability of the Company to timely execute the Plan of Dissolution, the execution costs to the Company of the Asset Sale and Plan of Dissolution, the extent of other liabilities that the Company will be required to satisfy or reserve for in connection with the Dissolution, our ability to pay additional severance benefits to certain of our executive officers in connection with the Asset Sale and the timing thereof, the precise amount or timing of the initial liquidation distribution or any additional liquidating distributions following the initial liquidating distribution made pursuant to the Plan of Dissolution, and the impact of these costs and other liabilities on the cash, property and other assets available for distribution to the Company’s stockholders. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” and elsewhere in the Company’s most recent filings with the SEC, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and any subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this information statement are made only as of the date hereof. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Additional Information and Where to Find It

The Company intends to file a proxy statement with the SEC with respect to the special meeting to be held in connection with the Asset Sale and Dissolution. Promptly after filing the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting to consider the Asset Sale and Dissolution. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the proxy statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Asset Sale and Dissolution at the SEC’s website (http://www.sec.gov). Copies of the Company’s definitive proxy statement, any amendments or supplements thereto, and any other relevant documents filed by the Company with the SEC in connection with the Asset Sale and Dissolution will also be available, free of charge, at the Company’s investor relations website (https://ir.atreca.com/financials-and-filings/sec-filings). Our website address is provided as an inactive textual reference only. The information provided on, or accessible through, our website is not part of this Current Report on Form 8-K, and therefore is not incorporated herein by reference.

Participants in the Solicitation

The Company and its directors and certain of its executive officers, consisting of Brian Atwood, Kristine M. Ball, Franklin Berger, Stephen R. Brady, David Lacey, M.D., Stacey Y. Ma, Ph.D., William H. Robinson, M.D. Ph.D., Lindsey Rolfe, M.D., who are the non-employee members of the Board, John A. Orwin, President, Chief Executive Officer and a director of the Company, Tito A. Serafini, Ph.D., Chief Strategy Officer and a director of the Company, and Courtney J. Phillips, General Counsel and Corporate Secretary of the Company, are participants in the solicitation of proxies from the Company’s stockholders in connection with the Asset Sale and Dissolution. Information regarding the Company’s directors and certain of its executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, can be found under the captions “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” and “Executive Compensation-Outstanding Equity Awards at December 31, 2022” contained in the Company’s 2023 annual proxy statement filed with the SEC on April 27, 2023 (the “2023 Proxy Statement”). To the extent that the Company’s directors and executive officers and their respective affiliates have acquired or disposed of security holdings since the applicable “as of” date disclosed in the 2023 Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Mr. Orwin and Dr. Serafini will be entitled to severance and change in control benefits as described in the 2023 Proxy Statement under the caption “Executive Compensation—Agreements with our Named Executive Officers & Potential Payments Upon Termination or Change in Control,” except as modified pursuant to an amendment to their respective employment agreements as described in this Current Report on Form 8-K. Ms. Phillips will be entitled to severance and change in control benefits as set forth in her Amended and Restated Executive Employment Agreement, dated as of November 11, 2020, filed with the Company’s Form 10-Q for the quarterly period ended September 30, 2020 filed with the SEC on November 12, 2020, except as modified pursuant to an amendment to her employment agreement as described in this Current Report on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for the Company’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the Asset Sale and the Dissolution when they become available. These documents can be obtained free of charge from the sources indicated above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

Number	Description of Exhibits
2.1*†	Asset Purchase Agreement, dated as of December 22, 2023, by and among Atreca, Inc. and Immunome, Inc.
10.1*	Form of Support Agreement, dated as of December 22, 2023, by and among Atreca, Inc. Immunome, Inc and the person set forth on Schedule A thereto.
10.2	First Amendment to Amended and Restated Executive Employment Agreement, dated as of December 19, 2023, by and between the Company and John A. Orwin.
10.3	First Amendment to Amended and Restated Executive Employment Agreement, dated as of December 19, 2023, by and between the Company and Tito A. Serafini., Ph.D.
10.4	First Amendment to Amended and Restated Executive Employment Agreement, dated as of December 19, 2023, by and between the Company and Courtney J. Phillips.
99.1	Press Release dated as of December 26, 2023.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).
*	Schedules and similar attachments to the Asset Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the SEC upon request.
†	Certain confidential information contained in this document, marked by ***, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atreca, Inc.

Dated: December 26, 2023	By:	/s/ John A. Orwin
John A. Orwin
President and Chief Executive Officer